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                                                                   EXHIBIT 99.1

                                                                           NEWS

FRB    WEBER SHANDWICK
       FINANCIAL COMMUNICATIONS


AT THE COMPANY                                 AT THE FINANCIAL RELATIONS BOARD
James W. Christmas                  Marilynn Meek - General Info (212) 445-8451
Chairman and CEO                  Peter Seltzberg - Analyst Info (212) 445-8457
(713) 877-8006                         Suzie Pileggi- Media Info (212) 445-8170

FOR IMMEDIATE RELEASE:
November 6, 2003

                   KCS ENERGY ANNOUNCES COMMON STOCK OFFERING

HOUSTON, TX, NOVEMBER 6, 2003 -- KCS Energy, Inc. (NYSE: KCS) today announced that it intends to commence a proposed public offering of 6,000,000 shares of common stock. The offering will be made under the Company's existing shelf registration statement. The Company has also granted the underwriters an option to purchase an additional 900,000 shares of common stock to cover over-allotments, if any.

Jefferies & Company, Inc. and Sanders Morris Harris Inc. will be joint lead managers for the offering.

A prospectus supplement related to the public offering will be filed with the Securities and Exchange Commission. When available, copies of the supplement relating to the offering may be obtained from the offices of Jefferies & Company, Inc. at 520 Madison Avenue, 12th Floor, New York, New York 10022, Attn:
Prospectus Department.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state.

This press release contains forward-looking statements that involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are the stability of the capital markets, delays and difficulties in developing currently owned properties, the failure of exploratory drilling to result in commercial wells, delays due to the limited availability of drilling equipment and personnel, fluctuations in oil and gas prices, general economic conditions and the risk factors detailed from time to time in the Company's periodic reports and registration statements filed with the Securities and Exchange Commission.

KCS is an independent energy company engaged in the acquisition, exploration, development and production of natural gas and crude oil with operations in the Mid-Continent and Gulf Coast regions.

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5555 San Felipe, Suite 1200, Houston, TX  77056